Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 28th day of December, 2001 by and between Vizacom Inc., a Delaware corporation (the "Company") and Paul Block, an individual residing at 1075 Park Avenue, New York, New York 10128 (the "Employee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company desires to retain the services of Employee upon the terms and conditions hereinafter set forth;

         WHEREAS, Employee desires to render such services to the Company upon the terms and conditions hereinafter set forth; and

         WHEREAS, this Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among the Company or any of its affiliates and the Employee relating to the employment of the Employee.

         NOW, THEREFORE, it is agreed as follows:

         1. Retention of Services. The Company hereby retains the services of Employee, and Employee agrees to furnish such services, upon the terms and conditions hereinafter set forth.

         2. Term. Subject to earlier termination on the terms and conditions hereinafter provided, and further subject to certain provisions hereof which survive the term hereof, the term of this Agreement (the "Term") shall be comprised of a two (2) year period of employment commencing on the date hereof.

         3.     Duties and Extent of Services During Period of Employment.

                (a) During the Term, Employee shall be employed by the Company as Executive Vice President of Marketing and Administration, or in such other equivalent or higher position with the Company and its subsidiaries and affiliates as may be determined by the Board of Directors of the Company from time to time. In such capacity, Employee agrees that he shall devote his full time business efforts to serving the Company and its subsidiaries and affiliates under the direction of the Board of Directors of the Company, shall perform all duties incident to his position on behalf of the Company to the best of his ability, and shall perform such other duties as may from time to time be assigned to him by the Board of Directors of the Company; provided, however, that Employee may serve as a director of other companies and not-for-profit organizations so long as doing so does not unreasonably interfere with the duties of Employee as set forth herein.

                (b) The Company and Employee agree that Employee shall perform his basic responsibilities and duties hereunder at the office of the Company in New York City; subject,

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however, to the travel requirements of his position, including that Employee may be required to travel to visit other offices of the Company or its affiliates and certain customers of the Company.

         4. Remuneration. During the Term, Employee shall be entitled to receive the following compensation for his services:

                (a) The Company shall pay to Employee a salary at the rate of $160,000 per annum, payable in equal bi-weekly installments, or in such other manner as shall be consistent with the Company's payroll practices.

                (b) In addition to the salary provided in clause (a) above, upon approval of the Board of Directors not later than one hundred and five
(105) days after the end of each fiscal year of the Company, the Company shall pay to Employee, as incentive compensation, seven percent (7%) of the Company's Pre-Tax Income (as defined below) for such immediately preceding fiscal year. For purposes of this Agreement, "Pre-Tax Income" shall mean an amount equal to the consolidated net income of the Company before taxes, depreciation, amortization, and extraordinary items, in each case computed in accordance with generally accepted accounting principles, consistently applied. The Company agrees to furnish to Employee a copy of the Company's financial statements not later than one hundred and five (105) days after the end of each fiscal year of the Company during the term of this Agreement. In the event that this Agreement is terminated other than pursuant to Section 9(a), the Employee shall be entitled to receive the amount which would be payable under this clause (b) for each fiscal quarter of any fiscal year prior to the date of such termination.

                (c) The Company shall issue to Employee on the date hereof options (the "Options") to purchase 300,000 shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), at an exercise price equal to the market price of the Common Stock on the date of grant, or, in the Company's sole discretion, at an exercise price of up to 105% of the market price of the Common Stock on the date of grant, pursuant to the Company's 2000 Equity Incentive Plan. The Options shall become exercisable as follows: (i) Options to purchase 120,000 shares of Common Stock shall become exercisable immediately upon grant; (ii) Options to purchase 90,000 shares of Common Stock shall become exercisable on the one year anniversary of the date of grant; and
(iii) Options to purchase 90,000 shares of Common Stock shall become exercisable on the two year anniversary of the date of grant. In addition, in each year during the Term, the Company shall grant to the Employee options to purchase 35,000 shares of Common Stock, at an exercise price equal to the market price on the date of grant, pursuant to the Company's 2000 Equity Incentive Plan, which options shall become exercisable in a manner and at times consistent with the Company's customary practice for senior executives.

         5.     Employee Benefits; Expenses.

                (a) During the term of this Agreement, the Company shall provide to the Employee the right to participate in the Company's then existing medical and dental insurance and other employee benefit plans and policies, including, without limitation, stock option plans, on the same terms as are then generally available to the Company's executive and managerial employees.

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                (b) Employee shall be entitled to paid vacation each year
during the term of this Agreement at the rate of four (4) weeks per annum. Vacation shall be taken each year and, if not taken, shall be carried over for one (1) year and, if not taken during such carry-over period, shall be forfeited.

                (c) The Company shall reimburse Employee, in accordance with the practice followed from time to time for other executive and managerial officers of the Company, for all reasonable and necessary business and traveling expenses, and other disbursements incurred by Employee for or on behalf of the Company in the performance of Employee's duties hereunder, including without limitation travel and transportation expenses, upon presentation by Employee to the Company of an appropriate accounting or documentation of such.

         6. Disability. If Employee, during the period of employment, becomes unable for any 120 consecutive days in any twelve-month period due to ill health or other physical or mental incapacity, to perform his duties hereunder, the Company may thereafter, upon at least 60 days' written notice to Employee, place him on disability status. After such action by the Company, Employee shall no longer be entitled to receive any compensation hereunder until the Employee returns to full-time status.

         7.     Confidential Information.

                (a) In the course of Employee's employment by the Company, Employee will have access to and possession of valuable and important confidential or proprietary data or information of the Company and its operations. Employee will not, during Employee's employment by the Company or at any time for a period of five (5) years thereafter, divulge or communicate to any person or direct any employee, representative or agent of the Company or its subsidiaries or affiliates to divulge or communicate to any person or entity (other than to a person or entity bound by confidentiality obligations similar to those contained herein and other than as necessary in performing Employee's duties hereunder) or use to the detriment of the Company or for the benefit of any other person or entity, including without limitation any competitor, supplier, licensor, licensee or customer of the Company, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as "confidential" or "secret." Employee shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need-to-know basis and shall comply with any and all security systems and measures adopted from time to time by the Company to protect the confidentiality of confidential or proprietary data or information.

                (b) The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public, including, without limitation, all database information, personnel information, financial information, customer lists, account lists or other account information, names, telephone numbers or addresses, supplier lists, trade secrets, patented or proprietary information, forms, information regarding products, operations, systems, methods, financing, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing, media and advertising data.

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                (c) Employee will at all times promptly disclose to the
Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, including without limitation relating to programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by Employee during or in connection with Employee's employment hereunder and which relate to the business of the Company ("Intellectual Property"). Employee agrees that all such Intellectual Property shall be the sole property of the Company, and hereby assigns to the Company all of Employee's right, title and interest thereto. Employee further agrees that Employee will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property.

                (d) All written materials, books, records and documents made by Employee or coming into Employee's possession during Employee's employment by the Company concerning any products, processes or equipment manufactured, used, developed, investigated, purchased, sold or considered by the Company or otherwise concerning the business or affairs of the Company, including without limitation any files, customer records such as names, telephone numbers and addresses, lists, firm records, brochures and literature, shall be the sole property of the Company, shall not be removed from the Company's premises by the Employee, and upon termination of Employee's employment by the Company, or upon request of the Company during Employee's employment by the Company, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee's employment by the Company, Employee will deliver to the Company all other Company property in Employee's possession or under Employee's control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists, account lists and other account information, database information and other documents, and any Company credit cards.

                (e) The Employee acknowledges that the covenants contained in this Section 7 are fair and reasonable in order to protect the Company's business and were a material and necessary inducement for the Company to agree to the terms of this Agreement. The Employee further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in this Section 7 may be inadequate and that the violation of any of the covenants contained in this Section 7 will cause irreparable and continuing damage to the Company. Accordingly, the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder, including without limitation an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The covenants in this Section 7 shall run in favor of the Company and its successors and assigns. In addition, the Employee agrees to pay the Company the costs it incurs, including reasonable attorneys' fees and expenses, in bringing and prosecuting any proceeding to enforce the terms of this Agreement.

                (f) The provisions of this Section 7 shall survive the termination of this Employment Agreement.

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         8.     Non-Competition.

                (a) During the term of this Agreement and, other than with respect to clause (i) below, for one year thereafter (the "Restricted Period"), the Employee shall not, without the written consent of the Company, directly or indirectly,

                (i) become associated with, render services to, invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, promoter, agent of, consultant for or otherwise, any business which is conducted in any of the jurisdictions in which the Company's business is conducted and which is competitive with the business conducted by the Company; provided, that this Section 8(a)(i) shall not prohibit the Employee from purchasing or owning up to one percent (1%) of the outstanding capital stock of a company which is listed or authorized for trading on any national securities exchange, Nasdaq or the OTC Electronic Bulletin Board or is a company with a class of securities registered under Section 12 of the Securities Act of 1934, as amended;

                (ii) for the Employee's own account or for the account of any other person or entity (A) interfere with the Company's relationship with any of its suppliers, customers, accounts, brokers, representatives or agents or (B) contact, telephone, meet, solicit or transact any business with any material customer, account or supplier of the Company who or which transacts or has transacted business with the Company at any time during the term of this Agreement, in each case other than any person or entity with whom Employee has a pre-existing relationship and which was introduced to the Company by Employee; or

                (iii) employ or otherwise engage, or solicit, entice or induce on behalf of the Employee or any other person or entity, the services, retention or employment of any person who has been an employee, principal, partner, stockholder, sales representative, trainee, consultant to or agent of the Company within one year of the date of such offer or solicitation, in each case other than any person or entity with whom Employee has a pre-existing relationship and which was introduced to the Company by Employee.

                (b) Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such violation, including but not limited to any injunctive or other equitable relief or the recovery of damages from the Employee.

                (c) The Employee acknowledges that the covenants contained in this Section 8 are fair and reasonable in order to protect the Company's business and were a material and necessary inducement for the Company to agree to the terms of this Agreement. The Employee further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in this Section 8 may be inadequate and that the violation of any of the covenants contained in this Section 8 will cause irreparable and continuing damage to the Company. Accordingly, the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder, including without limitation an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any

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other rights or remedies to which the Company may be entitled. The covenants in this Section 8 shall run in favor of the Company and its successors and assigns.

                (d) In case any one or more of the terms or provisions contained in this Section 8 shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law, and such modification or deletion shall not affect the validity of the other terms or provisions of this Section 8. In addition, if any one or more of the restrictions contained in this Section 8 shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the parties contemplate and hereby agree that such restriction shall be modified and shall be enforced to the full extent compatible with applicable law. The parties hereto intend that the covenants contained in this Section 8 shall be deemed a series of separate covenants for each country, state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 8 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the cities, counties, states and countries therein which are lease populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 8.

                (e) The provisions of this Section 8 shall survive the termination of this Employment Agreement.

                (f)  Notwithstanding the foregoing provisions of this Section
8, if the employment of Employee is terminated other than "for cause" as defined in Section 9(a) of the Agreement, or if the Employee resigns for "Good Reason" pursuant to the provisions of Section 10 hereof, or if the Company materially breaches the provisions of Section 3(a) or Section 3(b) of this Agreement, Employee shall not be subject to any of the restrictive covenants set forth in
Section 8(a)(ii) and 8(a) (iii) for any period after termination of this Agreement.

         9.     Termination.

                (a) The Company may terminate the Employee's services hereunder "for cause" by delivering to Employee not less than ten (10) days prior to the date on which the termination is to be effective, a written notice of termination for cause specifying the act, acts or failure to act that constitute the cause. For the purposes of this agreement, "for cause" shall mean; (i) any act of fraud, theft or embezzlement adversely affecting the financial, market, reputation or other interests of the Company, or any subsidiary or affiliate thereof, (ii) the Company placing Employee on disability status pursuant to Section 6 hereof more than once during the term hereof, (iii) conviction of the Employee for any misdemeanor, felony or other crime or any knowing violation of any federal or state securities law or regulation, (iv) refusal or failure to substantially perform Employee's duties hereunder, (v) any attempt by Employee to secure any improper personal benefit in connection with the business of the Company or any of its subsidiaries or affiliates, (vi) repeated failure to follow the instructions of the board of directors of the Company, which remains uncured after twenty (20) days notice thereof, or (v) any material breach by the Employee of this Agreement which remains uncured after twenty (20) days notice thereof.

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                 (b) If the Company terminates Employee's employment
hereunder for any reason other than "for cause" as set forth in Section 9(a) hereof, the Company shall pay to the Employee compensation pursuant to Sections 4(a) hereof at the time and in the manner provided for herein, and no other compensation payable hereunder shall be payable to the Employee. If the Company terminates Employee's employment hereunder "for cause" as set forth in Section 9(a) hereof, Employee shall not be entitled to receive any further compensation hereunder. Employee and the Company acknowledge that the foregoing provisions of this paragraph 9(b) are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

         10. Resignation for Good Reason. Executive may terminate his employment hereunder for "Good Reason" which, for purposes hereof, shall mean:

                 (a) the assignment to the Employee of any duties inconsistent with his position, authority, duties or responsibilities as contemplated by
Section 3 of this Agreement, or any other action by the Company which results in a substantial diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; and

                 (b) any failure by the Company to comply with an of the provisions of Sections 3,4 or 5 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee.

         11. Notices. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and delivered or mailed by certified or registered mail to it at 3512 Veterans Highway, Bohemia, New York 11716, Attention: President, or to such other address as the Company may hereafter designate, and a copy to Neil M. Kaufman, Esq., Kaufman & Moomjian, LLC, 50 Charles Lindbergh Boulevard, Suite 206, Mitchel Field, New York 11553. Any notice to be given to Employee hereunder shall be delivered or mailed by certified or registered mail to him at the address set forth at the head of this Agreement or such other address as he may hereafter designate.

         12. Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and unless clearly inapplicable, all references herein to the Company shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder may not be delegated without the prior written approval of the Board of Directors of the Company. In the event of any consolidation or merger of the Company into or with any other corporation during the term of this Agreement, or the sale of all or substantially all of the assets of the Company to another corporation, person or entity during the term of this Agreement, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and

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provisions hereof applicable to the Company, and Employee's obligations hereunder shall continue in favor of such successor corporation.

         13. Amendments. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.

         14. Prior Agreements Superseded. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any other agreements, oral or written, entered into between Employee and the Company prior to the date of this Agreement relating thereto.

         15. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws.

         16. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

         17. Consent to Jurisdiction. Each of the Company and Employee hereby consent to the jurisdiction of the United States District Court for the Eastern District of New York and of any of the courts of the State of New York in Nassau or Suffolk County, New York, in any action, suit or proceeding arising under this Agreement. Each of the Company and the Employee agree to bring any such action, suit or proceeding only in such courts.

         18. Waiver. No term or provision hereof shall be deemed waived and no breach consented to or excused, unless such waiver, consent or excuse shall be in writing and signed by the party claimed to have waived, consented or excused. A consent, waiver or excuse of any breach shall not constitute a consent to, waiver or, or excuse of any other or subsequent breach whether or not of the same kind of the original breach.

         19.     Counterparts.       This Agreement may be executed in two or
more counterparts, all of which taken together shall constitute one and the same agreement.

         20. Acknowledgment. Employee acknowledges that he has carefully read this Agreement, has had an opportunity to consult counsel regarding this Agreement and hereby represents and warrants to the Company that Employee's entering into this Agreement, and the obligations and duties undertaken by Employee hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Employee is a party and that Employee is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into and perform his obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                VIZACOM INC.

                                                By:   /s/ Alan W. Schoenbart
                                                Name:   Alan W. Schoenbart
                                                Title:  CFO

                                                  /s/ Paul Block
                                                ---------------------------
                                                Paul Block